Exhibit 10.20

This agreement is made on this 1st day of February 2011 between China Boon Holdings Limited ("China Boon") and NCN Group Management Limited ("NCN").

Whereas China Boon is a tenant of an office located at Suite 3908-11, Shell Tower, Times Square, Causeway Bay, Hong Kong and desire to enter into an arrangement with NCN such that NCN would share the office and facilities therein (the "Office") on the following terms:

Duration:	10 March 2011 to 30 September 2011

Charge for Share of Office:	HK$78,000 per month

Payment:	Payable in advance on the first day of each month

This agreement is renewable subject to written consent by both parties.

For and on behalf of
China Boon Holdings Limited

/s/  Law Fei Shing
Law Fei Shing
Executive Director

For and on behalf of
NCN Group Management Limited

/s/ Godfrey Hui Chin Tong
Godfrey Hui Chin Tong
Deputy Chief Executive Officer and Director